UNITED STATES
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FTD Companies, Inc.
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Subject Company: FTD Companies, Inc.

Commission File No.: 001-35901

On November 12, 2014, FTD Companies, Inc. issued the following press release announcing its financial results for the quarter and nine months ended September 30, 2014 and other financial information:

FTD Companies, Inc. Announces Third Quarter 2014 Financial Results

Company Reports Third Quarter 2014 Consolidated Revenues of $125.1 Million

Company Reports Third Quarter 2014 Net Income of $4.6 Million and Adjusted EBITDA of $15.5 Million

Company On Track to Close Provide Commerce Acquisition by January 1, 2015

DOWNERS GROVE, Ill. — November 12, 2014 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the third quarter and nine-month period ended September 30, 2014.

“We are pleased with the execution of our strategic initiatives and improvements in our Consumer Segment, as each of our three segments contributed to our third quarter revenue growth,” said Robert S. Apatoff, FTD President and Chief Executive Officer. “We are also excited about the significant progress we’ve made toward the closing of our acquisition of Provide Commerce, which is on track to be completed by January 1, 2015. The combination of FTD and Provide Commerce will further our vision to be the world’s leading and most trusted floral and gifting company.”

Third Quarter 2014 Results

Consolidated revenues increased 5.5% to $125.1 million for the third quarter of 2014 compared to $118.5 million in the same period of the prior year. The increase in consolidated revenues in the third quarter of 2014 was due to increased revenues in each of the Company’s segments, including the International, Consumer and Florist segments, as well as favorable foreign currency exchange rates during the period that contributed $2.6 million to consolidated revenues.

Net income increased $4.4 million to $4.6 million for the third quarter of 2014 compared to $0.2 million in the same period of the prior year. Net income for the third quarter of 2014 includes $2.8 million related to the reversal of a valuation allowance on deferred tax assets during the quarter. The third quarter of 2013 includes a $1.4 million tax benefit resulting from the reduction in the UK statutory tax rate as well as a $1.4 million loss, net of tax, on the extinguishment of debt. The aforementioned tax related items also impacted Adjusted Net Income in both periods. For the third quarter of 2014, Adjusted Net Income increased $2.1 million to $11.2 million compared to $9.1 million in the same quarter of the prior year. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, restructuring and other exit costs and loss on extinguishment of debt. Net income was negatively impacted by transaction costs associated with the Provide Commerce acquisition in 2014 and the spin off from United Online, Inc. in 2013.

Adjusted EBITDA was $15.5 million, or 12.4% of consolidated revenues, for the third quarter of 2014 compared to $15.0 million, or 12.7% of consolidated revenues, in the same period of the prior year. The third quarter of 2014 was negatively impacted by a $1.0 million increase in legal costs in the International segment. Adjusted Net Income and Adjusted EBITDA are non-GAAP

financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Nine Month 2014 Results

Consolidated revenues increased 2.1% to $483.0 million for the nine months ended September 30, 2014 compared to $473.1 million in the same period of the prior year. The increase in consolidated revenues in the current year was due to a $16.0 million increase in revenues in the International segment (or $5.9 million in constant currency), partially offset by lower revenues in the Consumer and Florist segments.

Net income increased $3.9 million to $18.9 million for the nine months ended September 30, 2014 compared to $15.0 million in the same period of the prior year. Adjusted Net Income for the first nine months of 2014 was $36.4 million compared to $34.7 million in the same period of the prior year.

Adjusted EBITDA was $63.3 million, or 13.1% of consolidated revenues, for the nine months ended September 30, 2014 compared to $65.9 million, or 13.9% of consolidated revenues, in the prior-year period.

Segment Results

The Company has three reportable segments: Consumer, Florist and International. Through the Consumer segment, the Company is a leading direct marketer of floral and gift products for consumers, primarily in the U.S. and Canada. The Consumer segment operates primarily through the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number. Through the Florist segment, the Company is a leading provider of products and services to floral network members, which include traditional retail florists and other non-florist retail locations, primarily in the U.S. and Canada. The Company also provides products and services to other companies in need of floral and gifting solutions. The International segment consists of our international business, Interflora, which operates primarily in the U.K. and the Republic of Ireland. Interflora is a leading direct marketer of floral and gift products for consumers and operates primarily through its www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. Interflora also provides products and services to floral network members, funeral directors, and to other companies in need of floral and gifting solutions.

Consumer Segment: Consumer segment revenues for the third quarter of 2014 increased 3.6% to $54.7 million compared to $52.8 million in the third quarter of 2013. This increase was driven by a $2.75, or 3.9%, increase in average order value to a record high of $72.64, partially offset by a 0.4% decrease in consumer order volume. Third quarter 2014 segment operating income was $5.1 million compared to $5.4 million in the third quarter of 2013.

Consumer segment revenues for the first nine months of 2014 decreased 2.3% to $238.4 million compared to $244.1 million in the first nine months of 2013. This decrease was due to a 5.0% decline in consumer order volume, partially offset by a $1.95, or 2.9%, increase in average order value to $69.23. Segment operating income was $23.7 million for the first nine months of 2014 compared to $27.3 million in the prior-year period.

Florist Segment: Florist segment revenues for the third quarter of 2014 increased 0.4% to $36.2 million compared to $36.1 million in the third quarter of 2013. In this segment, a $0.6 million increase in services revenues was largely offset by a $0.5 million decline in products revenues. Third quarter 2014 segment operating income increased 5.6% to $10.7 million compared to $10.1 million in the third quarter of 2013. Average revenues per member increased 7.9% to $2,858 in the third quarter of 2014 compared to $2,649 in the third quarter of 2013.

Florist segment revenues for the first nine months of 2014 decreased 0.7% to $124.1 million compared to $125.0 million in the first nine months of 2013. This decrease was primarily due to a decline in products revenues of $1.0 million. Segment operating income was $35.9 million for the first nine months of 2014 compared to $36.0 million in the prior-year period. Average revenues per member increased 4.8% to $9,447 for the first nine months of 2014 compared to $9,015 in the prior-year period.

International Segment: International segment revenues for the third quarter of 2014 increased 14.1% to $37.4 million compared to $32.8 million in the third quarter of 2013, or 6.1% growth in constant currency. Third quarter 2014 segment operating income increased 7.3% to $3.8 million compared to $3.5 million in the third quarter of 2013. Segment operating income was negatively impacted by a $1.0 million increase in legal costs in the third quarter of 2014. Consumer orders increased 2.0% to 0.5 million orders and average order value was $56.24 for the third quarter of 2014, representing growth of 2.9% in constant currency.

International segment revenues for the first nine months of 2014 increased 13.5% to $134.2 million compared to $118.2 million in the first nine months of 2013, or 5.0% growth in constant currency. Segment operating income increased 13.1% to $15.3 million in the first nine months of 2014 compared to $13.6 million in the prior-year period. Consumer orders increased 2.6% to 2.0 million orders and average order value was $55.74 for the first nine months of 2014, representing growth of 1.5% in constant currency.

Balance Sheet and Cash Flow Highlights

Cash flows from operating activities increased $10.5 million to $25.1 million for the nine months ended September 30, 2014 compared to $14.6 million for the same period of the prior year. Cash and cash equivalents increased $14.6 million to $62.8 million as of September 30, 2014 compared to $48.2 million as of December 31, 2013. Debt outstanding at September 30, 2014 was $220.0 million, unchanged since December 31, 2013.

For the nine months ended September 30, 2014, the Company generated Free Cash Flow of $21.1 million compared to $13.6 million for the same period of the prior year. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

In connection with the planned acquisition of Provide Commerce, the Company amended and restated its credit facility in September 2014. The amended facility provides for a new term loan of $200 million, which was fully drawn on September 19, 2014 and the proceeds of which were used to repay a portion of outstanding revolving loans in advance of the closing of the acquisition of Provide Commerce. The interest rate for borrowings under the amended facility is

LIBOR plus a margin ranging from 1.50% per annum to 2.50% per annum, or a base rate plus a margin ranging from 0.50% per annum to 1.50% per annum, calculated according to the net leverage ratio of the Company and its subsidiaries.

Business Outlook

For the full year 2014, the Company also updated the following guidance ranges, which do not include the impact of the planned acquisition of Provide Commerce, but do reflect an estimated $12 million to $14 million of transaction-related costs:

•                  Consolidated revenues of $637 million to $645 million

•                  Net income of $20.3 million to $23.7 million

•                  Adjusted net income of $45.3 million to $47.3 million*

•                  Adjusted EBITDA of $81 million to $84 million*

•                  Capital expenditures of approximately $9 million

*Please refer to the table in this press release for a reconciliation of all non-GAAP financial measures.

Conference Call

The Company will be hosting a conference call today at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through November 26, 2014.  Participants can dial 877-870-5176 to hear the playback. The passcode is 13593931.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in approximately 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; the anticipated benefits of our separation from United Online; future financial performance, including the guidance provided under “Business Outlook”; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s press release issued on July 30, 2014 and the Company’s definitive proxy statement filed on November 3, 2014, relating to the planned acquisition of Provide Commerce and the factors disclosed in the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

(1) Segment operating income. The Company’s chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income. Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the spin-off have been incurred by and allocated to the Company by United Online, Inc.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. Adjusted EBITDA is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and others, which are defined in the senior secured credit facility. The Company will use this measure as a basis in determining certain compensation incentives for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges or gains, cash paid for restructuring and other exit costs, adjusted to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt. The Company does not exclude depreciation from its definition of Adjusted Net Income as it does in its definition of cash earnings per share, used elsewhere.

Additional Information

In connection with the planned acquisition of Provide Commerce, FTD filed a definitive proxy statement with the Securities and Exchange Commission (SEC) on November 3, 2014. The proxy statement has been mailed to FTD stockholders to solicit the required approval of FTD stockholders in connection with the transaction. FTD stockholders are urged to read the proxy statement carefully, as it contains important information that stockholders should consider before making a decision about the transaction, including information about FTD, Provide Commerce, the proposed transaction and related matters. In addition to receiving the proxy statement from FTD in the mail, stockholders are able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction is set forth in the proxy statement.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenues:
Consumer segment	$54,714	$52,820	$238,383	$244,092
Florist segment	36,238	36,083	124,061	124,986
International segment	37,379	32,763	134,211	118,217
Intersegment eliminations	(3,231)	(3,139)	(13,608)	(14,206)
Total revenues	125,100	118,527	483,047	473,089

Operating expenses:
Cost of revenues	76,080	72,469	305,392	297,946
Sales and marketing	22,650	21,184	82,596	79,194
General and administrative	19,737	16,709	52,674	45,823
Amortization of intangible assets	2,777	5,721	11,618	18,524
Restructuring and other exit costs	(67)	—	220	—
Total operating expenses	121,177	116,083	452,500	441,487

Operating income	3,923	2,444	30,547	31,602
Interest expense, net	(1,413)	(3,914)	(3,894)	(9,954)
Other income (expense), net	(74)	25	398	265

Income (loss) before income taxes	2,436	(1,445)	27,051	21,913
Provision (benefit) for income taxes	(2,178)	(1,625)	8,108	6,958

Net income	$4,614	$180	$18,943	$14,955

Earnings per common share:
Basic earnings per share	$0.24	$0.01	$0.98	$0.80
Diluted earnings per share	$0.24	$0.01	$0.98	$0.80

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$62,783	$48,162
Accounts receivable, net	25,794	25,493
Inventories	6,527	8,451
Deferred tax assets, net	9,427	5,359
Property and equipment, net	29,911	32,254
Intangible assets, net	159,522	172,097
Goodwill	338,902	340,940
Other assets	23,762	22,508
Total assets	$656,628	$655,264

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$60,819	$78,096
Debt	220,000	220,000
Deferred tax liabilities, net	52,224	55,823
Other liabilities	13,232	10,823
Total liabilities	346,275	364,742
Total equity	310,353	290,522
Total liabilities and equity	$656,628	$655,264

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013

Cash flows from operating activities:
Net income	$4,614	$180	$18,943	$14,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,268	7,923	19,297	25,151
Stock-based compensation	1,946	1,297	5,509	3,598
Provision for doubtful accounts receivable	499	390	1,342	1,200
Accretion of discounts and amortization of deferred financing and debt issue costs	212	191	598	664
Loss on extinguishment of debt	101	2,348	101	2,348
Non-cash allocations from parent company, net	—	388	—	715
Deferred taxes, net	(3,381)	(3,063)	(7,212)	(6,991)
Excess tax benefits from equity awards	21	(63)	(387)	(122)
Other, net	33	39	24	227
Changes in operating assets and liabilities:	—
Accounts receivable, net	(1,583)	(5,240)	(1,751)	(2,289)
Inventories	(201)	3	1,907	1,908
Other assets	440	533	1,447	371
Accounts payable and accrued liabilities	627	(1,403)	(17,562)	(25,040)
Income taxes payable	(3,029)	(3,834)	1,040	(4,424)
Intercompany payable to United Online, Inc.	—	(947)	—	1,267
Other liabilities	303	790	1,808	1,030

Net cash provided by (used for) operating activities	5,870	(468)	25,104	14,568

Cash flows from investing activities:
Purchases of property and equipment	(2,225)	(2,282)	(5,364)	(6,473)
Proceeds from sales of investments	—	—	—	124
Purchases of investments	—	(61)	—	(61)

Net cash used for investing activities	(2,225)	(2,343)	(5,364)	(6,410)

Cash flows from financing activities:
Proceeds from long-term debt	200,000	220,000	200,000	220,000
Payments on long-term debt	(200,000)	(235,156)	(200,000)	(246,013)
Payments for debt issue costs	(3,806)	(2,924)	(3,806)	(2,924)
Purchases of common stock from employee stock plans	—	—	312	—
Repurchases of common stock	(9)	—	(1,760)	—
Excess tax benefits from equity awards	(21)	63	387	122
Dividends paid to United Online, Inc.	—	(135)	—	(18,201)

Net cash used for financing activities	(3,836)	(18,152)	(4,867)	(47,016)

Effect of foreign exchange rate changes on cash and cash equivalents	(521)	553	(252)	(142)

Change in cash and cash equivalents	(712)	(20,410)	14,621	(39,000)

Cash and cash equivalents, beginning of period	63,495	48,757	48,162	67,347

Cash and cash equivalents, end of period	$62,783	$28,347	$62,783	$28,347

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order values, average revenues per member and average currency exchange rates)

	Quarter Ended		Nine Months Ended
	September 30		September 30,
	2014	2013	2014	2013

Consumer:
Segment revenues	$54,714	$52,820	$238,383	$244,092
Segment operating income (1)	$5,060	$5,361	$23,738	$27,262
Consumer orders (2)	709	712	3,250	3,420
Average order value (3)	$72.64	$69.89	$69.23	$67.28

Florist:
Segment revenues	$36,238	$36,083	$124,061	$124,986
Segment operating income (1)	$10,660	$10,094	$35,906	$36,004
Average revenues per member (4)	$2,858	$2,649	$9,447	$9,015

International:
Segment revenues	$37,379	$32,763	$134,211	$118,217
Segment operating income (1)	$3,763	$3,508	$15,330	$13,560
Consumer orders (2)	549	538	2,005	1,955
Average order value (in GBP) (3)	£33.70	£32.76	£33.43	£32.93
Average order value (in USD) (3)	$56.24	$50.85	$55.74	$50.75
Average currency exchange rate: GBP to USD	1.67	1.55	1.67	1.54

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Segment Operating Income (1) :
Consumer	$5,060	$5,361	$23,738	$27,262
Florist	10,660	10,094	35,906	36,004
International	3,763	3,508	15,330	13,560
Unallocated expenses	(10,292)	(8,596)	(25,130)	(20,073)
Depreciation and amortization	(5,268)	(7,923)	(19,297)	(25,151)
Operating income	3,923	2,444	30,547	31,602

Interest expense, net	(1,413)	(3,914)	(3,894)	(9,954)
Other income (expense), net	(74)	25	398	265
(Provision) benefit for income taxes	2,178	1,625	(8,108)	(6,958)
Net income (GAAP basis)	$4,614	$180	$18,943	$14,955

Net income (GAAP basis)	$4,614	$180	$18,943	$14,955
Interest expense, net	1,413	3,914	3,894	9,954
Provision (benefit) for income taxes	(2,178)	(1,625)	8,108	6,958
Depreciation and amortization	5,268	7,923	19,297	25,151
Stock-based compensation	1,946	1,297	5,509	3,598
Transaction-related costs	3,388	3,349	5,137	4,722
Litigation and dispute settlement charges	1,163	—	2,185	578
Restructuring and other exit costs	(67)	—	220	—
Adjusted EBITDA (5)	$15,547	$15,038	$63,293	$65,916

RECONCILIATION OF NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net cash provided by (used for) operating activities (GAAP basis)	$5,870	$(468)	$25,104	$14,568
Capital expenditures	(2,225)	(2,282)	(5,364)	(6,473)
Cash paid for transaction-related costs	1,823	1,710	1,999	1,755
Cash paid for litigation and dispute settlement charges	—	425	35	578
Cash paid for restructuring and other exit costs	8	—	370	—
Change in intercompany payable to United Online, Inc.	—	947	—	(1,267)
Change in current income taxes payable	3,029	3,834	(1,040)	4,424
Free Cash Flow (6)	$8,505	$4,166	$21,104	$13,585

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income, as reported (GAAP basis)	$4,614	$180	$18,943	$14,955
Stock-based compensation	1,946	1,297	5,509	3,598
Amortization of intangible assets	2,777	5,721	11,618	18,524
Transaction-related costs	3,388	3,349	5,137	4,722
Litigation and dispute settlement charges	1,163	—	2,185	578
Restructuring and other exit costs	(67)	—	220	—
Loss on extinguishment of debt	101	2,348	101	2,348
Income tax effect of adjustments to net income	(2,752)	(3,807)	(7,294)	(10,074)
Adjusted Net Income (7)	$11,170	$9,088	$36,419	$34,651

FTD COMPANIES, INC.

UNAUDITED RECONCILIATION OF TARGETED NET INCOME TO

TARGETED ADJUSTED EBITDA AND TARGETED ADJUSTED NET INCOME

(in millions)

Targeted Adjusted EBITDA and Adjusted Net Income are calculated below for the year ended December 31, 2014:

Forecasted
Targets

Net income (GAAP basis)	$20.3 - 23.7
Interest expense, net	5.5
Provision for income taxes	9.6 - 11.2
Depreciation and amortization	21.8
Stock-based compensation	7.4
Transaction-related costs	12.0 - 14.0
Litigation and dispute settlement charges	2.2
Restructuring and other exit costs	0.2
Adjusted EBITDA	$81.0 - 84.0

Net income (GAAP basis)	$20.3 - 23.7
Stock-based compensation	7.4
Amortization of intangible assets	11.8
Transaction-related costs	12.0 - 14.0
Litigation and dispute settlement charges	2.2
Restructuring and other exit costs	0.2
Loss on extinguishment of debt	0.1
Income tax effect of adjustments to net income	(10.1 - 10.7)
Adjusted Net Income	$45.3 - 47.3